Exhibit 99.1

Valley Financial Corporation ▲

FOR RELEASE 4:00 p.m. April 25, 2012

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Kimberly B. Snyder, Executive Vice President and Chief Financial Officer
(540) 342-2265

VALLEY FINANCIAL CORPORATION REPORTS FINANCIAL RESULTS
FOR THE FIRST QUARTER ENDED MARCH 31, 2013;
DECLARES QUARTERLY CASH DIVIDEND

ROANOKE, VIRGINIA (April 25, 2013) -- Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced today its consolidated financial results for the first quarter 2013 and reported net income for the three-month period ended March 31, 2013 of $1,693,000.  The results represent an increase of $34,000 or 2% over the $1,659,000 reported for the same quarter last year.  After deducting dividends and discount accretion on preferred stock from net income, net income available to common shareholders increased 4% to $1,466,000 as compared to $1,415,000.  Diluted earnings per share remained constant at $0.30 for both periods.  The Company’s earnings for the three-month period produced an annualized return on average total assets of 0.89% and an annualized return on average shareholder’s equity of 10.74% as compared to 0.86% and 11.01% for the prior year.

Select highlights:
•	Net income of $1,693,000 and $0.30 per diluted share, producing a return on average total assets of 0.89% and annualized return on average shareholder’s equity of 10.74%.
•	Increase in net interest margin of 31 basis points to 3.82% as compared to the 3.51% reported for the same quarter last year.
•	Noninterest income growth of $120,000 or 12% as compared to the same quarter last year.
•	The Company’s Allowance for Loan Lease Losses (“ALLL”) to total loans increased slightly from 1.49% at December 31, 2012 to 1.51% at March 31, 2013.
•	Increase in total deposits of $37.1 million or 6% as compared to December 31, 2012 and an increase of $18.8 million or 3% in comparison to one year ago.
•	The Company’s efficiency ratio for the first quarter of 2013 improved to 64.82%, as compared to 65.78% for the same quarter last year.

•	The Company redeemed an additional $1.6 million of its preferred stock held by the US Treasury during the first quarter.

Additionally, the Company announced today that its Board of Directors declared a quarterly cash dividend of $0.035 per share, payable on June 3, 2013 to its common shareholders of record on May 15, 2013. The amount and declaration of future cash dividends are subject to Board of Director’s approval.

Ellis L. Gutshall, President and CEO stated, “Our financial performance for the first quarter of 2013 demonstrates the viability and sustainability of our business model and builds upon the momentum created from our third consecutive year of record earnings.   We have methodically and aggressively reduced the interest rates on our interest-bearing liabilities while at the same time have applied a disciplined approach to loan growth and related pricing, the effect of which has generated positive net interest income growth and an expanding net interest margin.  We believe these steps will afford us the ability to continue adding quality loans to our portfolio and soften the impact of the lower asset yields that these high quality customers are demanding.”

Gutshall continued, “We also are quite pleased with the high quality loan demand that we are seeing in our market.  While loans increased just $3.9 million during the quarter, the actual volume of new loans added was close to $15.0 million as we had one large construction project move to VHDA permanent financing during the first quarter.  We are likewise encouraged by the strong pipeline heading into the second quarter.”

CAPITAL LEVELS STRONG
Valley Financial Corporation’s capital levels remain well above the regulatory well-capitalized ratios.  Tier 1 risk-based and total risk-based capital ratios were 13.4% and 14.6%, respectively, at March 31, 2013 a slight decline as compared to 13.5% and 14.7% reported at March 31, 2012.  During this time period, the Company’s loan portfolio grew by $31.2 million and the Company also redeemed $3.2 million of its preferred stock from the U.S. Treasury.  “Our business plan includes the continuation of 10% quarterly preferred stock redemptions and quarterly cash dividends to common stockholders; however, future redemption and dividend payments will be contingent upon the Company’s continued strong earnings performance,” Gutshall commented.

ASSET QUALITY/LOAN LOSS PROVISION
The Company’s non-performing assets increased $1.7 million, from $32.2 million at December 31, 2012 to $33.9 million at March 31, 2013.  As a result, the non-performing assets to total assets ratio increased to 4.27% as compared to 4.20% at December 31, 2012.  In comparison to the prior year, non-performing assets increased 51 basis points from the 3.76% of total assets reported at March 31, 2012.  Nonaccrual loans increased $2.4 million to $8.6 million; troubled-debt restructurings increased by $623,000 to $2.9 million, and foreclosed assets increased $1.7 million to $22.4 million.  Loans past due 90 days or more and still accruing interest decreased by $229,000 to $0 at March 31, 2013.

Nonaccrual Loans
Nonaccrual loans increased $1.4 million during the first quarter of 2013. The increase is primarily attributable to one specific borrower who closed their business in mid-March due to the loss of a significant purchase order from a new customer.  As a result, the borrower’s loans, totaling approximately $3.3 million, were immediately placed in non-accrual status.  The Company does not anticipate losses in regard to these loans at this time based on all information currently available.  The Company also placed another borrower’s loans totaling $0.6 million on nonaccrual status due to the past due status and identified potential loss exposure of $68,000 for this borrower. These increases were offset by principal payments of $0.9 million and foreclosures totaling $1.6 million.

Foreclosed Assets
During the first quarter the Company sold seven of its OREO properties and realized a slight net gain of $21,000 on the various transactions.  The properties sold include four properties that were targeted for quick sale during the fourth quarter and three additional lots in a residential development.  The Company received gross proceeds on the sale transactions of approximately $518,000 and received another $115,000 payment on one of its larger commercial real estate properties.  These decreases were offset by the foreclosure of several properties totaling $1.6 million.  As a result, foreclosed assets increased during the quarter by $1.0 million.

Troubled-Debt Restructurings (TDRs)
Loans classified as TDRs decreased by $277,000 during the first quarter of 2013.  The loan removed from TDR status represented a restructured loan with a market rate of interest at the time of the restructuring, which was performing in accordance with its modified terms for a consecutive twelve month period and was no longer considered impaired.

Impaired Loans
The Company’s impaired loans decreased by $3.0 million during the quarter to $26.8 million.  The decrease is due to foreclosures totaling $1.6 million, upgrades totaling $0.7 million, and net principal payments received of $0.7 million.  The valuation allowance on impaired loans increased by $92,000 as new specific reserves were added to two impaired borrowers based upon updated collateral exposure analyses.

Past Due Loans
At March 31, 2013, total accruing past due loans were $3.6 million, or 0.7% of total loans, a decrease from $5.8 million, or 1.1% at December 31, 2012 and from $12.1 million, or 2.3% one year ago.  The favorable trend in decreased past due loans is primarily a result of management’s diligence in handling problem loans.

Provision/Charge-offs
The Company recorded a $195,000 provision for loan losses during the first quarter of 2013, as compared to no provision for the same period last year.  The Company recorded net recoveries of $15,000 during the first quarter of 2013 as compared to net charge-offs of $363,000 for the same quarter one year ago.

The ratio of allowance for loan losses as a percentage of total loans decreased from 1.80% at March 31, 2012 to 1.51% at March 31, 2013.  At March 31, 2013, the Company’s total reserves amounted to $8.3 million, of which $1.5 million are specific reserves on impaired loans and $6.8 million are general reserves to cover inherent risks in the loan portfolio based on the current economic environment.  Total reserves represented 96% of the non-accrual loan balances as of March 31, 2013, down from the 151% reported in the same period last year.
Gutshall stated, “While we experienced an increase in our nonaccrual loans and foreclosed assets during the quarter, we are encouraged by the reduction in impaired loans, the reduction in past due loans, the decreased level of charge-offs, and the fact that we are not seeing any new significant relationships migrate to watch-list status.  Senior management will continue to aggressively pursue the sale of our OREO properties; however, the magnitude and pace of the reduction will be largely dependent upon the continued recovery of both residential housing and commercial real estate in our local market.  Our ALLL committee evaluates OREO asset valuations on a quarterly basis and at this time, we do not foresee the need to take any additional impairment losses in an effort to sell them quickly.  We believe the measures taken during the fourth quarter of 2012 are sufficient at this time.”

BALANCE SHEET GROWTH
At March 31, 2013, the Company’s total assets were $793.5 million, total deposits were $658.2 million, total loans stood at $545.9 million and total shareholders' equity was $63.9 million. Average loans for the first quarter of 2013 were $549.9 million, up 1% or $8.0 million as compared to the fourth quarter of 2012, while average securities were $146.7 million, down $9.6 million, or 6%, as compared to the fourth quarter of 2012.  Average deposits were $622.4 million, up $8.0 million or 1% as compared to the fourth quarter of 2012.

NET INTEREST INCOME IMPROVES
The Company’s net interest income was $6.6 million for the three months ended March 31, 2013, an increase of 361,000 or 6% compared to same period last year.  The Company’s net interest margin was 3.82% for the three months ended March 31, 2013, up 31 basis points compared to the 3.51% reported for the same period last year and up 19 basis points compared to the 3.63% reported for the linked quarter. The increase in net interest margin during the first quarter is the result of continued funding cost reductions as the Company’s average cost of funds during the first three months of 2013 was 0.64%, down 34 basis points from the 0.98% reported in the same period last year and down 13 basis points from the fourth quarter of 2012.

Gutshall commented, “We implemented another round of aggressive cost reductions on our three primary depositor accounts effective January 1, 2013 which drove the significant reduction in our cost of funds for the quarter.  We believe our ability to obtain any further cost reduction in our deposit accounts is limited and anticipate some contraction in the margin as decreases in earning asset yields are projected to outpace any further declines in our cost of funds.”

CONTINUED NONINTEREST INCOME GROWTH
Noninterest income increased $119,000 for the three-month period ended March 31, 2013, or 12%, compared to the same period last year, from $1,031,000 to $1,150,000.  Mortgage fee income increased $51,000 or 39% in comparison to the first quarter of 2012 while service charges on deposit accounts increased $64,000 or 18%.  Valley Wealth Management Services produced another strong quarter with $240,000 in income earned, albeit $31,000 or 11% below the record income set during the same quarter last year.  Excluding the $68,000 of realized gains on the sale of securities during the three-month period ended March 31, 2012, annualized total noninterest income was 0.61% of average earning assets for the period, compared to 0.55% in the prior year.

NONINTEREST EXPENSE
Non-interest expense for the first quarter of 2013 totaled $5.1 million, up $245,000 or 5% as compared to the quarter ended March 31, 2012. The Company’s efficiency ratio for the first quarter of 2013 improved to 64.82% as compared to 65.78% for the same quarter last year.
•
Compensation expense increased $330,000 in comparison to the first quarter of 2012.  The increase is the result of equity and merit increases for all employees which went into effect January 1, 2013 as well as personnel costs associated with mortgage loan originators and support personnel who were added after the first quarter of 2012.

•
Occupancy and equipment expense increased $86,000 in comparison to the first quarter of 2012 as a result of our expansion of office space in our downtown location and the new Mortgage Office at The Shoppes at West Village.

•
Data processing expense increased $81,000 due to increased online banking usage and the addition of new fraud prevention software for monitoring customer transactions which was implemented during the second half of 2012.

•
These increases were partially offset by reduced insurance expense of $108,000, reduced professional fees of $60,000 and reduced foreclosed asset expense of $101,000 in comparison to the first quarter of 2012.  The reduction in insurance expense is primarily related to a reduced FDIC assessment.  Professional fees decreased due to lower expenses associated with vendor reviews, external loan review, payroll processing, and business consulting.  Foreclosed asset expense decreased due to lower valuation adjustments and gains recorded on the sale of foreclosed assets during the first quarter of 2013.

About Valley Financial Corporation
Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals.  Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road (near Lewis-Gale Hospital), and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton.  Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City and its Mortgage Office at 3565 Electric Road, SW, Suite J in Roanoke County. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Non-GAAP Financial Measures
This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income excluding gains or losses on securities, fixed assets and foreclosed assets. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Valley Financial Corporation, in referring to its net income, is referring to income under GAAP.

The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table below.

In Thousands	Three Months Ended 3/31/13	Three Months Ended 3/31/12
Net interest income, non tax-equivalent	$6,586	$6,225
Less: tax-exempt interest income	(140)	(133)
Add: tax-equivalent of tax-exempt interest income	212	203
Net interest income, tax-equivalent	$6,658	$6,295

Forward Looking Statements
Information in this press release contains “forward-looking statements.”  These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition.  Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

VALLEY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
In thousands	(Unaudited) 3/31/13	(Audited) 12/31/12
Assets
Cash and due from banks	$6,174	$9,576
Interest-bearing deposits in banks	36,264	10,227
Total cash and cash equivalents	42,438	19,803

Securities available-for-sale	128,364	124,220
Securities held-to-maturity (fair value: 3/31/13: $25,438; 12/31/12: $27,791)	24,012	26,252
Loans, net of allowance for loan losses, 3/31/13: $8,270; 12/31/12: $8,060	537,606	533,893
Foreclosed assets	22,376	21,364
Premises and equipment, net	8,293	8,291
Bank owned life insurance	18,371	18,206
Accrued interest receivable	2,444	2,434
Other assets	9,644	10,121
Total assets	$793,548	$764,584

Liabilities and Shareholders’ Equity
Liabilities:
Noninterest-bearing deposits	$27,477	$24,289
Interest-bearing deposits	630,744	596,812
Total deposits	658,221	621,101

Federal funds purchased and securities sold under agreements to repurchase	21,299	19,745
FHLB borrowings	28,000	38,000
Junior subordinated debentures	16,496	16,496
Accrued interest payable	328	337
Other liabilities	5,290	4,674
Total liabilities	729,634	700,353

Commitments and contingencies	-	-

Shareholders' equity:
Preferred stock, no par value; 10,000,000 shares authorized; 12,819 shares issued and outstanding at March 31, 2013 and 14,419 shares issued and outstanding at December 31, 2012	12,712	14,256
Common stock, no par value; 10,000,000 shares authorized; 4,792,761 shares issued and outstanding at March 31, 2013 and 4,760,095 shares issued and outstanding at December 31, 2012	24,173	23,940
Retained earnings	26,747	25,458
Accumulated other comprehensive income (loss)	282	577
Total shareholders’ equity	63,914	64,231
Total liabilities and shareholders’ equity	$793,548	$764,584

VALLEY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

In thousands	Three Months Ended
	3/31/13	3/31/12
Interest Income:
Interest and fees on loans	$6,840	$6,728
Interest on securities–taxable	700	1,081
Interest on securities-nontaxable	140	133
Interest on deposits in banks	6	12
Total interest income	7,686	7,954
Interest Expense:
Interest on deposits	682	1,276
Interest on borrowings	418	453
Total interest expense	1,100	1,729
Net interest income	6,586	6,225
Provision for loan losses	195	-
Net interest income after provision for loan losses	6,391	6,225

Noninterest Income:
Service charges on deposit accounts	415	351
Mortgage fee income	183	132
Brokerage fee income, net	240	271
Realized gain on sale of securities	68	40
Other income	244	237
Total noninterest income	1,150	1,031

Noninterest Expense:
Compensation expense	2,960	2,630
Occupancy and equipment expense	463	377
Data processing expense	366	285
Insurance expense	192	300
Professional fees	163	223
Foreclosed asset expense, net	172	273
Other operating expenses	800	783
Total noninterest expense	5,116	4,871
Income before income taxes	2,425	2,385

Income tax expense	732	726
Net income	$1,693	$1,659
Preferred dividends and accretion of discounts on warrants	227	244
Net income available to common shareholders	$1,466	$1,415

VALLEY FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)
	Three Months Ended
	3/31/13	3/31/12

PER COMMON SHARE
Earnings per share – basic	$0.31	$0.30
Earnings per share – diluted	$0.30	$0.30
Book value	$10.62	$9.56

FINANCIAL RATIOS
Return on average assets	0.89%	0.86%
Return on average shareholders’ equity	10.74%	11.01%
Net interest margin (FTE)1	3.82%	3.51%
Efficiency - Consolidated	64.82%	65.78%
Net charge-off to average loans	0.00%	0.07%
Total risk based capital – Consolidated	14.60%	14.72%
Total risk based capital – Bank only	14.34%	13.96%

ALLOWANCE FOR LOAN LOSSES (in thousands)
Beginning balance	$8,060	$9,650
Provision for loan losses	195	-
Charge-offs	(60)	(379)
Recoveries	75	16
Ending balance	$8,270	$9,287

ASSET QUALITY RATIOS
Nonperforming assets to total assets	4.27%	3.76%
Allowance for loan losses to total loans	1.51%	1.80%
Allowance for loan losses to nonaccrual loans	96.4%	150.7%

COMPOSITION OF RISK ASSETS (in thousands)
Nonperforming assets:
90 days past due	$0	$229
Nonaccrual	8,582	6,163
Troubled Debt Restructuring	2,924	2,301
OREO/Repos	22,376	20,672
Total nonperforming assets	$33,882	$29,365

1 The net interest margin is calculated by dividing the tax equivalent net interest income by total average earning assets.  The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table in “Non-GAAP Financial Measures.”